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November 22, 2012

Tanke Biosciences Corporation
Room 2801, East Tower of Hui Building
No. 519 Machang Road
Pearl River New City, Guangzhou
People's Republic of China 510627

Re: Consent of Counsel

Dear Sir/Madam:

We hereby consent to the filing of the legal opinion dated 4 January, 2011 with respect to "*Corporate Structures and Related Issues of Guangzhou Tanke Industry Co., Ltd., its Subsidiaries and Branch*" as an exhibit to the Registration Statement and to the use of the aforementioned legal opinion and reference to our firm name in the Registration Statement.

Sincerely yours,

Kenneth Kong
Partner
Martin Hu & Partners